EXHIBIT 3.2
                                                       AMENDMENT TO BYLAWS


                                    AMENDMENT

                                  TO BYLAWS OF

                   INTERCHANGE FINANCIAL SERVICES CORPORATION

                            ADOPTED JANUARY 17, 2006

By resolutions adopted by the Board of Directors of Interchange Financial Services Corporation (the "Corporation"), on January 17, 2006, the Board of Directors authorized the following amendment to the Corporation's bylaws:

The following is added to the Corporation's bylaws as Section 11 of Article II:

         Section 11 - Board of Director Nominations

                  Subject to the provisions hereof, the Board of Directors, or a committee thereof, shall select nominees for election as Directors. No nominations for Directors except those made by the Board of Directors or such committee shall be voted upon at a meeting of shareholders unless other nominations by shareholders are made in accordance with the provisions of this Section 11, the provisions of any guidelines established by the Board and any charter of, or guidelines established by, any committee of the Board of Directors responsible for selecting or recommending nominees for election as Directors.

                  Nominations of individuals for election to the Board at a meeting of shareholders may be made by any shareholder of record of the Company entitled to vote for the election of Directors at such meeting who provides timely notice in writing to the Secretary as set forth in this Section 11. To be timely, a shareholder's notice must be delivered to or received by the Secretary not later than the following dates: (i) with respect to an election of Directors to be held at an annual meeting of shareholders, sixty (60) days in advance of date on which the proxy statement relating to the previous year's annual meeting of shareholders was released to shareholders; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of Directors, the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to shareholders. For purposes of this Section 11, notice shall be deemed to first be given to shareholders when disclosure of such date of the special meeting of shareholders is first made in a press release reported to Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

                  A shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a Director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) such person's written consent to serve as a Director, if elected, (iv) a statement that such person is not ineligible to serve as a Director pursuant to Article 10 of this
         Section including the reasons why; and (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (whether or not the Company is then subject to such rules); and (b) as to the shareholder giving the notice (i) the name and address of such shareholder, (ii) the class and number of shares of the Company which are owned of record by such shareholder and the dates upon which he or she acquired such shares, (iii) a statement that such shareholder would not be ineligible to serve as a Director pursuant to Article 10 of this Section, including the reasons why, (iv) a description of all arrangements or understandings between the shareholder and nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder, and (v) the identification of any person employed, retained or to be compensated by the shareholder submitting the nomination or by the person nominated, or any person acting on his or her behalf to make solicitations or recommendations to shareholders for the purpose of assisting in the election of such Director, and a brief description of the terms of such employment, retainer or arrangement for compensation.

                  At the request of the Board, or any committee of the Board responsible for selecting or recommending nominees for election as Directors, any person nominated for election as a Director shall furnish to the Secretary that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee together with the required written consent.

                  The Board or any committee of the Board responsible for selecting or recommending nominees for election as Directors shall, in its reasonable discretion, determine and declare to the meeting that a nomination was not properly brought before the meeting in accordance with the provisions hereof, and, if the Board or any such committee should so determine, shall declare to the meeting that such nomination was not properly brought before the meeting and shall not be considered.

                  Nothing contained in this Section 11 shall require proxy materials distributed by the Company to include any information with respect to nominations by shareholders.

Except as hereby specifically amended, the bylaws of the Corporation shall be and remain in full force and effect.

The foregoing is certified as an amendment to the bylaws of the Corporation, adopted by a majority of the Board of Directors effective as of January 17, 2006.


/s/ Nicholas R. Marcalus
-------------------------------
Nicholas R. Marcalus, Secretary
January 17, 2006